October 31, 2007

Dear FHLBank Member:

FHLBank Topeka is pleased to announce that the Federal Housing Finance Board, which regulates the 12 Federal Home Loan Banks, has reappointed two directors to FHLBank’s Board of Directors. Robert E. Caldwell, III, Lincoln, Neb., and Jane Knight, Wichita, Kan., will serve another three-year term that begins on Jan. 1, 2008, and ends on Dec. 31, 2010. Ms. Knight was designated a community interest director.

Robert E. Caldwell, III, is president and CEO of Hampton Enterprises, Inc. He previously was general counsel for Linweld, Inc., a large independent manufacturer and distributor of industrial/medical gases and welding supplies. He graduated from the University of Nebraska at Kearney with a bachelor of science in business administration. He also has an MBA and JD from the University of Nebraska. He serves on the board of the Nebraska Bar Association Corporate Counsel Section and the Nebraska State Fair Park Foundation.

Jane Knight previously was the vice president of site-based strategies for Kansas Big Brothers Big Sisters, where she had oversight for the Retired Senior Volunteer Programs and developed site-based mentoring programs. From 1995-2002, she directed the Wichita office for Kansas Governor Bill Graves and was in charge of addressing constituent concerns, including housing issues. From 1992-95, she served as state ADA Coordinator, ensuring state agency compliance with the Americans with Disabilities Act. She graduated with a bachelor’s degree from Kansas State University. She serves on the board of the Fundamental Learning Center and The Lord’s Diner and is the vice-president of HopeNet, Inc. She also serves on the advisory board of Dress for Success and the Wichita Indochinese Center.

Questions regarding these appointments can be directed to Patrick C. Doran, senior vice president and general counsel, at 785.438.6054, or pat.doran@fhlbtopeka.com.